UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2017

Colony Starwood Homes

(Exact name of registrant as specified in its charter)

Maryland	001-36163	80-6260391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8665 East Hartford Drive Scottsdale, AZ		85255
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number,

including area code:

(480) 362-9760

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 5, 2017, Colony Starwood Homes (the “Company,” “we,” “us,” or “our”) entered into a securities purchase agreement (“Purchase Agreement”) with Waypoint/GI Venture, LLC (the “GI Seller”), pursuant to which the Company agreed to acquire a portfolio of 3,106 single-family rental homes (the “GI Portfolio”) located entirely within its existing core markets (the “acquisition” or “GI Portfolio Acquisition”). Pursuant to the Purchase Agreement, the consideration to be paid for the GI Portfolio is approximately $815 million, inclusive of the assumption of an existing $500 million secured term loan with a maturity date of December 15, 2018 and with a borrowing rate of 287.5 basis points over one-month LIBOR.

The GI Portfolio Acquisition is expected to close in the third quarter of 2017, subject to the satisfaction of various closing conditions, including, among other things, the assumption or payoff of GI Seller’s existing $500 million secured term loan, the accuracy of the parties’ representations and warranties and compliance with the parties’ respective covenants in the Purchase Agreement. There can be no assurance that the GI Portfolio Acquisition will be consummated in the time frame, on the terms or in the manner currently anticipated or at all or that the Company will be able to obtain approval to assume GI Seller’s existing $500 million secured term loan from the lender thereunder.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In the Offering (as defined below), Colony NorthStar, Inc., Colony Capital, LLC and their affiliated entities (collectively, the “Colony Entities”) intend to sell all of the remaining Company common shares owned or controlled by them. As a result, on June 5, 2017, the three trustees of the Company affiliated with the Colony Entities, Thomas J. Barrack, Jr., Justin T. Chang and Richard B. Saltzman, announced their intentions to resign as trustees of the Company upon closing of the Offering. Additionally, two independent trustees of the Company, Robert T. Best and John L. Steffens, announced their intentions to resign as trustees of the Company upon closing of the Offering in order to reduce the number of members of the Company’s board of trustees to a total of nine following the Offering. There were no disagreements between any of Messrs. Barrack, Chang, Saltzman, Best and Steffens and the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01.	Regulation FD Disclosure.

On June 5, 2017, the Company issued a press release announcing the GI Portfolio Acquisition. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On June 5, 2017, the Company issued a press release announcing that underwritten public offering of 19,933,187 of its common shares, of which 11,433,187 common shares will be offered by certain selling shareholders (the “Offering”). The Company has granted the underwriter a 30-day option to purchase up to an additional 2,989,978 common shares from the Company. A copy of such press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 and Exhibit 99.2 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Item 8.01.	Other Events.

Rationale for the GI Portfolio Acquisition

We believe the acquisition will create strategic and financial benefits to us, including the following:

•	Attractive Opportunity to Acquire a Large, Premium Portfolio of Complementary Assets: There are a limited number of privately owned portfolios of scale available for purchase in our high-growth markets. Opportunities to acquire these portfolios are scarce, and we believe the GI Portfolio represents a strategic opportunity to grow our portfolio.

•	Enhances Density in Our Core Markets: The homes in the GI Portfolio are all located within our core markets and the GI Portfolio Acquisition would add to our strategic market density. The acquisition is consistent with our strategy of acquiring single-family rental homes in strong markets that we believe are positioned to benefit from higher price appreciation and rent growth. After giving effect to the acquisition, as of March 31, 2017, 95% of our Net Owned Homes (as defined below) would be in our top 12 markets.

•	Increases Scale in Our Markets Without Incremental Property Management or Corporate Headcount: Acquiring the GI Portfolio would enable us to expand our asset base by 13% (based on undepreciated cost basis of real estate properties as of March 31, 2017) without adding any incremental personnel at either the property management or corporate levels. The acquisition would increase our number of owned homes per employee from approximately 53 to approximately 58.

•	Reinforces Our Exposure to High-Barrier Markets in California: Approximately 61.8% of the 2016 rental revenue associated with Net Owned Homes in the GI Portfolio was generated by homes in Southern California and Northern California, and as a result, pro forma for the acquisition, assuming it occurred on January 1, 2016, our portfolio of Net Owned Homes would have derived 19.1% of its 2016 rental revenues from California, as compared to 15.2% prior to the acquisition. Based on Net Owned Home count, the acquisition would increase our exposure to the California markets by 40%. California is home to many of the strongest performing single-family rental markets in the nation due, we believe, to its high barriers to entry and compelling economic fundamentals.

•	Expected to Further Improve Portfolio Quality: The Average Monthly Rent (as defined below) per Occupied (as defined below) Net Owned Home in the GI Portfolio was $1,703 as of March 31, 2017, which meaningfully exceeds the average of the other public single-family rental real estate investment trusts (“REITs”). Pro forma for the GI Portfolio Acquisition, our Average Monthly Rent per Net Owned Home would have increased to $1,593 as of March 31, 2017, as compared to $1,584 prior to the acquisition.

•	Opportunity to Extract Higher Growth from GI Portfolio: While we have historically managed the operations of the GI Portfolio, our management responsibilities have not included capital investment decisions, portfolio management or leasing strategy for the GI Portfolio. We believe there is substantial potential upside from assuming full ownership and full management control over the GI Portfolio, inclusive of capital allocation and revenue management decisions. We have identified several areas where we expect to be able to achieve cost improvements from the GI Portfolio and to improve margins to levels commensurate with our broader portfolio. In addition, we expect to implement our proactive revenue management strategies on the GI Portfolio. For the year ended December 31, 2016, the Renewal Rent Growth, the Replacement Rent Growth and the Blended Rent Growth (each as defined below) of the GI Portfolio was 4.8%, 1.9% and 3.3%, respectively, as compared to the Renewal Rent Growth, the Replacement Rent Growth and the Blended Rent Growth of the homes we owned in the markets where the GI Portfolio is located of 5.7%, 6.2% and 5.7%, respectively (calculated by weighting based on the GI Portfolio’s market composition).

•

Replaces Finite-Life Management Fee Stream with a Perpetual Income Stream: We currently operate the GI Portfolio under a management agreement for which we earn fees and are reimbursed for certain expenses. The GI Portfolio is owned by closed-end investment funds that have a finite life, and as such, the associated fees paid to us in exchange for managing the GI Portfolio are expected to be finite in nature. We believe the acquisition of the GI Portfolio would enable us to increase our economic exposure to this high quality portfolio on a perpetual basis through direct ownership. As a part of our standard due diligence process in connection with the GI Portfolio Acquisition, we analyzed the GI Portfolio Acquisition’s anticipated impact on our Core FFO (as defined below) per share. On this basis, we estimated that the GI Portfolio Acquisition, inclusive of the associated loss of management fee revenue, would be neutral to our 2018 Core FFO per share and, exclusive of the associated loss of management fee revenue, would be accretive to our 2018 Core FFO per share.

We caution you not to place undue reliance on our expectations with respect to the GI Portfolio Acquisition’s impact on our 2018 Core FFO per share because they are based solely on data made available to us in the diligence process in connection with the GI Portfolio Acquisition and our internal estimates. Our experience operating the GI Portfolio may change our expectations with respect to the GI Portfolio Acquisition’s impact on our 2018 Core FFO per share. In addition, the GI Portfolio Acquisition’s impact on our 2018 Core FFO per share may differ from our expectations based on numerous other factors, including our ability to dispose, on a timely basis, of the 386 homes from the GI Portfolio that we do not intend to hold for the long-term, difficulties collecting anticipated rental revenues, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants, as well as the risk factors set forth below and in our Annual Report on Form 10-K for the year ended December 31, 2016.

GI Portfolio Overview

The GI Portfolio consists of 3,106 single-family rental homes located in our existing core markets of Southern California, Northern California, Chicago, Atlanta, Tampa, Phoenix, Miami and Orlando, including 386 homes that we do not intend to hold for the long-term. As of March 31, 2017, the Net Owned Home portion of the GI Portfolio was 95.8% occupied and had an Average Monthly Rent per unit of $1,703, which is above that of our existing Net Owned Home portfolio and meaningfully higher than the average of the other public single-family rental REITs. The table below provides details of the Net Owned Homes in the GI Portfolio as of and for the three months ended March 31, 2017 (see definitions below):

Market	# Homes	# of Homes Expected to be Sold	# Net Owned Homes	Occupancy	Average Monthly Rent per Occupied Home	Average Monthly Rent per Square Feet
Southern California	1,043	170	873	96.3%	$1,794	$1.17
Northern California	825	151	674	97.3%	$1,921	$1.27
Chicago	395	11	384	93.5%	$1,648	$1.14
Atlanta	312	9	303	94.4%	$1,406	$0.74
Tampa	221	4	217	94.5%	$1,383	$0.92
Phoenix	157	1	156	97.4%	$1,400	$0.79
Miami	143	40	103	96.1%	$1,735	$1.18
Orlando	10	—	10	90.0%	$1,539	$0.89

Total / Weighted Average	3,106	386	2,720	95.8%	$1,703	$1.09

Risks Related to the Proposed GI Portfolio Acquisition

We cannot assure you that the proposed GI Portfolio Acquisition will be completed in the time frame, on the terms or in the manner currently anticipated or at all.

There are a number of risks and uncertainties relating to the GI Portfolio Acquisition. For example, the GI Portfolio Acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including the failure of the parties to satisfy one or more of the conditions to closing. There can be no assurance that the conditions to closing of the GI Portfolio Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the GI Portfolio Acquisition. We may not be able to obtain approval to assume GI Seller’s existing $500 million secured term loan from the lender thereunder. If we do not obtain such approval, we will fund a larger portion of the GI Portfolio Acquisition by borrowing under our existing credit facility, which in turn may limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments or general corporate purposes and to execute our business strategy. The Purchase Agreement may be terminated by the parties thereto under certain circumstances. Delays in closing the GI Portfolio Acquisition or the failure to close the GI Portfolio Acquisition at all may result in our incurring significant additional costs in connection with such delay or termination of the Purchase Agreement and/or failing to achieve the anticipated benefits of the GI Portfolio Acquisition. Any delay in closing or a failure to close the GI Portfolio Acquisition could have a material adverse effect on us and/or the trading price of our common shares.

If we are unable to complete the GI Portfolio Acquisition, we will have incurred significant due diligence, legal, accounting and other transaction costs in connection with the GI Portfolio Acquisition without our shareholders realizing the anticipated benefits. We cannot assure you that we will acquire the GI Portfolio because the proposed GI Portfolio Acquisition is subject to a variety of factors, including the satisfaction of customary closing conditions.

In the event the GI Portfolio Acquisition is not consummated, we may use the net proceeds to us from the Offering for general corporate purposes, which may be dilutive to our earnings per share and funds from operations per share.

If completed, the GI Portfolio Acquisition may not achieve its intended benefits.

There can be no assurance that we will be able to realize the expected benefits of the GI Portfolio Acquisition. The expected synergies and operating efficiencies of the GI Portfolio Acquisition may not be fully realized within the anticipated time frame or at all. Such synergies and operating efficiencies may not be fully realized for various reasons, including, among others, if we are not able to dispose, on a timely basis or at all, of the 386 homes from the GI Portfolio that we do not intend to hold for the long-term. As a result of the GI Portfolio Acquisition, we will no longer receive management fee income from the GI Portfolio, which, for the three months ended March 31, 2017, was approximately $2.0 million. The loss of this management fee income will negatively impact net income, FFO and cash flows and may make it more difficult to achieve the expected benefits of the GI Portfolio Acquisition on a timely basis or at all. In addition, the GI Portfolio Acquisition’s impact on our 2018 Core FFO per share may differ from our expectations based on numerous other factors, including our ability to dispose, on a timely basis, of the 386 homes from the GI Portfolio that we do not intend to hold for the long-term, difficulties collecting anticipated rental revenues, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants. Failure to achieve the intended benefits of the GI Portfolio Acquisition could result in increased costs and have a material adverse effect on us, our financial performance and/or the trading price of our common shares.

We may be subject to unknown or contingent liabilities related to the GI Portfolio for which we may have no or limited recourse against the sellers.

The GI Portfolio may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with the GI Portfolio may exceed our expectations, which could have a material adverse effect on us.

The unaudited pro forma consolidated financial information included in Exhibit 99.5 hereto is presented for illustrative purposes only and is not necessarily indicative of what our financial position, results of operations and other data would have been if the GI Portfolio Acquisition had actually been completed on the dates indicated and is not intended to project such information for any future date or for any future period, as applicable.

The unaudited pro forma consolidated financial information included in Exhibit 99.5 hereto that give effect to the GI Portfolio Acquisition and the Offering is based on numerous assumptions and estimates underlying the adjustments described in the accompanying notes, which are based on available information and assumptions that our management considers reasonable. In addition, such unaudited pro forma consolidated financial information does not reflect adjustments for other developments with our business or GI Portfolio’s business after March 31, 2017. As a result, the unaudited pro forma consolidated financial information does not purport to represent what our financial condition actually would have been had the GI Portfolio Acquisition and the Offering occurred on March 31, 2017 or represent what the results of our operations actually would have been had the GI Portfolio Acquisition and the Offering occurred on January 1, 2016 or project our financial position or results of operations as of any future date or for any future period, as applicable.

Certain Definitions

“Net Owned Homes” represents wholly-owned single-family rental properties and is measured by the number of total rental units and excludes real estate owned homes and homes that were not intended to be held for the long-term and are not in service.

“Occupancy” represents the percentage of an identified rental unit population occupied as of the measurement period and is calculated by dividing (a) the number of occupied units in such identified population of rental units as of the last day of the measurement period by (b) the number of rental units in such identified population of rental units.

“Average Monthly Rent” represents (a) the aggregate monthly contractual cash rent (excluding rent concessions and incentives) for an identified population of occupied rental units divided by (b) the number of rental units in the identified population.

“Blended Rent Growth” represents the weighted average rent growth on all new leases (replacement leases) and renewals during a measured period, and is calculated by dividing (a) the aggregate contractual first month rent on all new leases and lease renewals executed during the applicable period for an identified population of occupied rental units by (b) the aggregate contractual last month rent for such identified population of rental units before renewal or new lease. This calculation does not include lease escalations or step-ups for multi-year leases.

“Renewal Rent Growth” represents the percentage change in monthly contractual rent resulting from all lease renewals that became effective during a measurement period for an identified population of rental units and is calculated by dividing (a) the aggregate contractual first month rent (excluding rent concessions and incentives) on lease renewals executed during the applicable measurement period for an identified population of rental units by (b) the aggregate contractual last month rent for such identified population of rental units before renewal.

“Replacement Rent Growth” represents the percentage change in monthly contractual rent resulting from new leases on properties previously leased to different residents during a measurement period for an identified population of rental units and is calculated by dividing (a) the aggregate contractual first month rent (excluding rent concessions and incentives) on new leases signed during the applicable measurement period for an identified population of occupied rental units by (b) the aggregate contractual last month rent for such identified population of rental units under the prior lease on such properties.

“Funds from operations” or “FFO” is defined by the National Association of Real Estate Investment Trusts (“NAREIT FFO”) as net income or loss (computed in accordance with U.S. generally accepted accounting principles) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets, impairment of real estate assets, discontinued operations and adjustments for unconsolidated partnerships and joint ventures. Our “Core FFO” begins with NAREIT FFO and is adjusted for share-based compensation, merger and transaction-related expenses, transitional (duplicative post-merger) expenses, gain or loss on derivative financial instruments, amortization of derivative financial instruments, severance expense, non-cash interest expense related to amortization of deferred financing costs and discounts on convertible senior notes, and other non-comparable items, as applicable.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The unaudited statement of revenues and certain expenses of Waypoint/GI Venture, LLC and Subsidiaries for the three months ended March 31, 2017 is filed as Exhibit 99.3 hereto. The audited consolidated financial statements of Waypoint/GI Venture, LLC and Subsidiaries as of and for the year ended December 31, 2016 are filed as Exhibit 99.4 hereto.

(b) Pro Forma Financial Information

The unaudited pro forma consolidated balance sheet of the Company as of March 31, 2017 and the unaudited pro forma consolidated statements of operations of the Company for the three months ended March 31, 2017 and the year ended December 31, 2016 are filed as Exhibit 99.5 hereto. Such unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or operating results that actually would have been achieved if the adjustments set forth therein had been in effect as of the dates and for the periods indicated or that may be achieved in future periods and should be read in conjunction with the historical financial statements of the Company and Waypoint/GI Venture, LLC and Subsidiaries.

(d)	Exhibits

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated as of June 5, 2017, between Waypoint/GI Venture, LLC and CSH Property Three, LLC.

23.1	Consent of Novogradac & Company LLP, Independent Accountants.

99.1	Press Release, dated June 5, 2017, announcing the GI Portfolio Acquisition.

99.2	Press Release, dated June 5, 2017, announcing underwritten public offering of common shares.

99.3	Unaudited statement of revenues and certain expenses of Waypoint/GI Venture, LLC and Subsidiaries for the three months ended March 31, 2017.

99.4	Audited consolidated financial statements of Waypoint/GI Venture, LLC and Subsidiaries as of and for the year ended December 31, 2016.

99.5	Unaudited pro forma consolidated financial statements of Colony Starwood Homes as of March 31, 2017 the three months ended March 31, 2017 and for the year ended December 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2017	COLONY STARWOOD HOMES

	By:	/s/ Ryan A. Berry
	Name:	Ryan A. Berry
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated as of June 5, 2017, between Waypoint/GI Venture, LLC and CSH Property Three, LLC.

23.1	Consent of Novogradac & Company LLP, Independent Accountants.

99.1	Press Release, dated June 5, 2017, announcing the GI Portfolio Acquisition.

99.2	Press Release, dated June 5, 2017, announcing underwritten public offering of common shares.

99.3	Unaudited statement of revenues and certain expenses of Waypoint/GI Venture, LLC and Subsidiaries for the three months ended March 31, 2017.

99.4	Audited consolidated financial statements of Waypoint/GI Venture, LLC and Subsidiaries as of and for the year ended December 31, 2016.

99.5	Unaudited pro forma consolidated financial statements of Colony Starwood Homes as of March 31, 2017 the three months ended March 31, 2017 and for the year ended December 31, 2017.